Exhibit 10.9

SHARE EXCHANGE AGREEMENT

THIS SHARE EXCHANGE AGREEMENT (the “Agreement”) is made and entered in this __15___ day of April 2014 by and among Armco Metals Holdings, Inc., a Nevada corporation (“AMCO”), Draco Resources, Inc., a California corporation (“Draco Resources”), and Songqiang Chen, Jian Fang, Changlin Yan, Hongye Chen, Fanjie Wang, Tong Huang, Honglin Zhang and Hongbing Lin (collectively the “Shareholders”)

RECITALS:

A.           The Shareholders own 100% of the issued and outstanding capital stock of Draco Resources (the “Draco Resources Shares”).

B.           AMCO desires to acquire the Draco Resources Shares from the Shareholders in exchange for 13,950,000 shares of its post-split common stock (the “AMCO Shares”) and a Series C stock purchase warrant (the "Series C Warrant"). The Series C Warrant is exercisable for five years at any time, following a 1:10 reverse stock split of our common stock, into 3,000,000 shares of our post-split common stock at an exercise price of $3.40 per share.

C.           The Shareholders desire to exchange its Draco Resources Shares for the AMCO Shares upon the terms and conditions set forth herein.

D.           It is the intention of the parties hereto that: (i) AMCO shall acquire the Draco Resources Shares solely for the consideration set forth below (the “Exchange”); (ii) the Exchange shall qualify as a transaction in securities exempt from registration or qualification under the Securities Act of 1933, as amended (the “Securities Act”), and under the applicable securities laws of the jurisdiction where the Shareholders resides.

NOW, THEREFORE, in consideration of the mutual covenants, agreements, representations and warranties contained in this Agreement, the parties hereto agree as follows:

SECTION 1. EXCHANGE OF SHARES

1.1           Exchange of Shares. On the Closing Date (as hereinafter described) the Shareholders shall tender the Draco Resources Shares to AMCO, and AMCO shall issue the AMCO Shares to the Shareholders in exchange therefor. The designations, rights and preferences of the Common Shares are set forth on Exhibit A attached hereto and incorporated herein by such reference.

1.2           Delivery of Draco Resources Shares and the AMCO Shares. On the Closing Date, the Shareholders will deliver to AMCO the certificate(s) representing the Draco Resources Shares, duly endorsed for transfer (or with executed stock power(s)) so as to convey good and marketable title to the Draco Resources Shares to AMCO, and, simultaneously therewith, AMCO will deliver certificates evidencing the AMCO Shares to the Shareholders, registered to the Shareholders.

SECTION 2. REPRESENTATIONS AND WARRANTIES OF THE SHAREHOLDERS

The Shareholders represents and warrants to AMCO as follows:

2.1           Authorization; Enforceability; No Breach. The Shareholders has all necessary power and authority to execute this Agreement and perform its obligations hereunder. This Agreement constitutes the valid and binding obligation of the Shareholders enforceable against it in accordance with its terms, except as may be limited by bankruptcy, moratorium, insolvency or other similar laws generally affecting the enforcement of creditors’ rights. The execution, delivery and performance of this Agreement by the Shareholders and the consummation of the transactions contemplated hereby will not:

(a)     violate, conflict with or result in the breach of any of the terms of, result in a material modification of, otherwise give any other contracting party the right to terminate, or constitute ( or with notice or lapse of time or both constitute) a default under, any contract or other agreement to which the Shareholders are parties or by or to which their or any of their assets or properties may be bound or subject;

(b)     violate any order, judgment, injunction, award or decree of any court, arbitrator or governmental or regulatory body against, or binding upon, Shareholders, or upon the properties or business of the Shareholders; or

(c)     violate any statute, law or regulation of any jurisdiction applicable to the transactions contemplated herein which could have a material adverse effect on the business or operations of the Shareholders.

2.2           Litigation. There is no action, suit or proceeding pending or threatened, or any investigation, at law or in equity, before any arbitrator, court or other governmental authority, pending or threatened, nor any judgment, decree, injunction, award or order outstanding, against or in any manner involving the Shareholders or their properties or rights which (a) could reasonably be expected to have a material adverse effect on the Shareholders taken as a whole, or (b) could reasonably be expected to materially and adversely affect consummation of any of the transactions contemplated by this Agreement.

2.3           Information on Shareholders. The Shareholders are “accredited investors,” as such term is defined in Regulation D promulgated under the Securities Act, is experienced in investments and business matters, has made investments of a speculative nature and, with their representatives, has such knowledge and experience in financial, tax and other business matters as to enable them to utilize the information made available by AMCO to evaluate the merits and risks of and to make an informed investment decision with respect to this Agreement, which represents a speculative investment. Shareholders are able to bear the risk of such investment for an indefinite period and to afford a complete loss thereof.

2.4           Investment Intent. Shareholders understands that the AMCO Shares have not been registered under the Securities Act, that the Exchange commences a new holding period for the AMCO Shares, and the AMCO Shares, or any shares of AMCO’s common stock underlying the AMCO Shares, may not be sold, assigned, pledged, transferred or otherwise disposed of unless the AMCO Shares are registered under the Securities Act or an exemption from registration is available. Shareholders represent and warrant that they are acquiring the AMCO Shares for its own account, for investment, and not with a view to the sale or distribution of the AMCO Shares except in compliance with the Securities Act. Each certificate representing the AMCO Shares will have the following or substantially similar legend thereon:

“The securities represented by this certificate have not been registered under the Securities Act of 1933, as amended (the “Act”) or any state securities laws. The shares have been acquired for investment and may not be sold or transferred in the absence of an effective Registration Statement for the shares under the Act unless, in the opinion of counsel satisfactory to the Company, registration is not required under the Act or any applicable state securities laws.”

2.5           Ownership of Draco Resources Shares. Shareholders are the sole record and beneficial owners of the Draco Resources Shares, all of which shares are owned free and clear of all rights, claims, liens and encumbrances, and have not been sold, pledged, assigned or otherwise transferred except pursuant to this Agreement. There are no outstanding subscriptions, rights, options, warrants or other agreements obligating Shareholders to sell or transfer to any third person any or all of the Draco Resources Shares owned by Shareholders, or any interest therein. Shareholders have the power to enter into this Agreement and to carry out their obligations hereunder.

2.6           Brokers or Finders. No broker's or finder's fee will be payable by AMCO in connection with the transaction contemplated by this Agreement, nor will any such fee be incurred as a result of any actions by AMCO.

SECTION 3. REPRESENTATIONS AND WARRANTIES OF DRACO RESOURCES

Draco Resources hereby represents and warrants to AMCO as follows:

3.1           Organization and Good Standing. Draco Resources is a corporation duly organized, validly existing and in good standing under the laws of the State of California, and is entitled to own or lease its properties and to carry on its business as and in the places where such properties are now owned, leased or operated and such business is now conducted. Draco Resources is qualified to do business as a foreign corporation in each jurisdiction, if any, in which its property or business requires such qualification. Draco Resources has no subsidiaries.

3.2           Authorization; Enforceability; No Breach. Draco Resources has all necessary corporate power and authority to execute this Agreement and perform its obligations hereunder. This Agreement constitutes the valid and binding obligation of Draco Resources enforceable against it in accordance with its terms, except as may be limited by bankruptcy, moratorium, insolvency or other similar laws generally affecting the enforcement of creditors’ rights. The execution, delivery and performance of this Agreement by Draco Resources and the consummation of the transactions contemplated hereby will not:

(a)         violate any provision of the Articles of Incorporation or By-Laws of Draco Resources;

(b)         violate, conflict with or result in the breach of any of the terms of, result in a material modification of, otherwise give any other contracting party the right to terminate, or constitute ( or with notice or lapse of time or both constitute) a default under, any contract or other agreement to which Draco Resources is a party or by or to which it or any of its assets or properties may be bound or subject;

(c)         violate any order, judgment, injunction, award or decree of any court, arbitrator or governmental or regulatory body against, or binding upon, Draco Resources or upon the properties or business of Draco Resources; or

(d)         violate any statute, law or regulation of any jurisdiction applicable to the transactions contemplated herein which could have a material adverse effect on the business or operations of Draco Resources.

3.3           Compliance with Laws. Draco Resources has complied with all federal, state, county and local laws, ordinances, regulations, inspections, orders, judgments, injunctions, awards or decrees applicable to it or its business which, if not complied with, would materially and adversely affect the business or financial condition of Draco Resources taken as a whole.

3.4           Litigation. There is no action, suit or proceeding pending or threatened, or any investigation, at law or in equity, before any arbitrator, court or other governmental authority, pending or threatened, nor any judgment, decree, injunction, award or order outstanding, against or in any manner involving Draco Resources or its properties or rights which (a) could reasonably be expected to have a material adverse effect on Draco Resources taken as a whole, or (b) could reasonably be expected to materially and adversely affect consummation of any of the transactions contemplated by this Agreement.

3.5           Real Estate. The Draco Resources Financial Statements (as hereinafter defined) set forth all real property owned by Draco Resources and Draco Resources is the exclusive investor and buyer of an iron stockpile under contracts (the "Contracts"), true and correct copies of which have been previously provided to AMCO. The Contracts are valid, binding and enforceable in accordance with their respective terms, and there does not exist under any such Contract any default by Draco Resources or, to Draco Resources’ knowledge, of any event that, with notice or lapse of time or both, would constitute a default by Draco Resources or, to Draco Resources’ s knowledge, by any other person. All charges currently due and payable under the Contracts have been paid.

3.6           Assets. Draco Resources owns all rights, title and interest in and to its assets, free and clear of all liens, pledges, mortgages, security interests, conditional sales contracts or any other encumbrances.

3.7           Contracts. Schedule 3.7 sets forth all contracts to which Draco Resources is a party. Other than as set forth on Schedule 3.7, Draco Resources is not a party to any contracts, agreements, engagement letters, or other understandings which bind Draco Resources or its assets.

3.8           Financial Statements. Draco Resources has previously delivered to AMCO Balance sheets at December 31, 2013, 2012 and 2011, Statements of operations for the year ended December 31, 2013, 2012 and 2011 and for the period from January 1, 2010 (inception) through December 31, 2013, Statement of stockholders’ equity for the period from January 1, 2010 (inception) through December 31, 2013 and Statements of cash flows for the year ended December 31, 2013, 2012 and 2011 and for the period from January 1, 2010 (inception) through December 31, 2013 (the “Draco Resources Financial Statements”). The Draco Resources Financial Statements have been prepared in accordance with United States generally accepted accounting principles (“GAAP”) applied on a consistent basis during the periods involved.

3.9           No Material Adverse Change. Since the date of the Draco Resources Financial Statements, there has been no material adverse change in the assets, operations, financial condition or prospects of Draco Resources, taken as a whole.

3.10         Books and Records. The financial records of Draco Resources accurately reflect in all material respects the information relating to the business of Draco Resources, the location and collection of its assets, the nature of all transactions giving rise to the obligations or accounts receivable of Draco Resources.

3.11         Notes Payable; Liabilities. Draco Resources has previously delivered to AMCO copies of notes payable in the aggregate amount of $_______0_______ (the “Notes”) to the payees and in the amounts set forth on Schedule 3.11 hereto. Draco Resources has not suffered or incurred any material direct or indirect indebtedness, liability, claim, loss, damage, deficiency, obligation or responsibility, including without limitation, liabilities on account of taxes, other governmental charges or legal proceedings, nor does Draco Resources have any liabilities or obligations of any nature, whether or not accrued, absolute, contingent or otherwise, that would be required by GAAP to be reflected on a balance sheet of Draco Resources (or in the notes thereto). (the “Draco Resources Liabilities”) other than (a) as set forth in the Draco Resources Financial Statements, or (b) previously discharged Draco Resources Liabilities.

3.12         Off Balance Sheet Arrangements. Draco Resources is not a party to, or has any commitment to become a party to, any joint venture, off-balance sheet partnership or any similar contract (including any contract or arrangement relating to any transaction or relationship between or among Draco Resources, on the one hand, and any unconsolidated affiliate, including any structured finance, special purpose or limited purpose entity or person, on the other hand, or any “off-balance-sheet arrangement” (as defined in Item 303(a) of Regulation S-K under the Securities Exchange Act of 1934, as amended (the “Exchange Act”))), where the result, purpose or intended effect of such contract is to avoid disclosure of any material transaction involving, or material liabilities of, Draco Resources or its affiliates.

3.13         Capitalization. The authorized capital stock of Draco Resources consists of __100,000,000__ shares of common stock of which ___________ shares are presently issued and outstanding. Such shares of common stock are owned of record and beneficially by the Shareholders. Draco Resources has not granted, issued or agreed to grant, issue or make available any warrants, options, subscription rights or any other commitments of any character relating to the unissued shares of capital stock of Draco Resources. All of the Draco Resources Shares are duly authorized and validly issued, fully paid and non-assessable.

3.14         Taxes. All required tax returns or federal, state, county, municipal, local, foreign and other taxes and assessments have been properly prepared and filed by Draco Resources for all years for which such returns are due unless an extension for filing any such return has been properly prepared and filed. Any and all federal, state, county, municipal, local, foreign and other taxes, assessments, including any and all interest, penalties and additions imposed with respect to such amounts have been paid or provided for. Draco Resources has no outstanding tax liabilities and has not received notice of any tax inquiry or audit against it.

3.15         Actions and Proceedings. There is no outstanding order, judgment, injunction, award or decree of any court, governmental or regulatory body or arbitration tribunal against or involving Draco Resources. There is no action, suit or claim or legal, administrative or arbitral proceeding or (whether or not the defense thereof or liabilities in respect thereof are covered by insurance) pending or threatened against or involving Draco Resources or any of its properties or assets. There is no fact, event or circumstances that may give rise to any suit, action, claim, investigation or proceeding

3.16         Full Disclosure. No representation or warranty by Draco Resources in this Agreement or in any document or schedule to be delivered by them pursuant hereto, and no written statement, certificate or instrument furnished or to be furnished to AMCO pursuant hereto or in connection with the negotiation, execution or performance of this Agreement contains, or will contain, any untrue statement of a material fact or omits, or will omit, to state any fact necessary to make any statement herein or therein not materially misleading or necessary to a complete and correct presentation of all material aspects of the businesses of Draco Resources.

3.17         Brokers or Finders. Draco Resources acknowledges and agrees to pay to China Direct Investments, Inc and its designees 600,000 shares of AMCO common stock and pay to Shanghai Heqi Investment Center (Limited Partner) and its designees 600,000 shares of AMCO common stock in connection with the transaction contemplated by this Agreement as Finder's fee. (the "Finder's Fee"). The Finder's Fee is part of 13,950,000 shares of AMCO common stock that the Shareholders receive by this Agreement.

SECTION 4. REPRESENTATIONS AND WARRANTS OF AMCO

AMCO represent and warrants to Shareholders and Draco Resources as follows:

4.1           Organization and Good Standing. AMCO is a corporation duly organized, validly existing and in good standing under the laws of California, and is entitled to own or lease its properties and to carry on its business as and in the places where such properties are now owned, leased or operated and such business is now conducted. AMCO is qualified to do business as a foreign corporation in each jurisdiction, if any, in which its property or business requires such qualification. AMCO’s subsidiaries, and its ownership interest in each, are set forth in its AMCO SEC Documents (as hereinafter defined).

4.2           Authorization; Enforceability; No Breach. AMCO has all necessary corporate power and authority to execute this Agreement and perform its obligations hereunder. This Agreement constitutes the valid and binding obligation of AMCO enforceable against it in accordance with its terms, except as may be limited by bankruptcy, moratorium, insolvency or other similar laws generally affecting the enforcement of creditors’ rights. The execution, delivery and performance of this Agreement by AMCO and the consummation of the transactions contemplated hereby will not:

(a)         violate any provision of the Articles of Incorporation or By-Laws of AMCO;

(b)         violate, conflict with or result in the breach of any of the terms of, result in a material modification of, otherwise give any other contracting party the right to terminate, or constitute ( or with notice or lapse of time or both constitute) a default under, any contract or other agreement to which AMCO is a party or by or to which it or any of its assets or properties may be bound or subject;

(c)         violate any order, judgment, injunction, award or decree of any court, arbitrator or governmental or regulatory body against, or binding upon, Draco Resources, or upon the properties or business of AMCO;

(d)         violate any statute, law or regulation of any jurisdiction applicable to the transactions contemplated herein which could have a material adverse effect on the business or operations of AMCO.

4.3           The AMCO Securities. The AMCO Securities to be issued to the Shareholders have been, or on or prior to the Closing will have been, duly authorized by all necessary corporate and Shareholders actions and, when so issued in accordance with the terms of this Agreement, will be validly issued, fully paid and non-assessable and will not be issued in violation of the pre-emptive or similar rights of any person.

4.4           AMCO Financial Statements and SEC Documents. AMCO’s audited balance sheets at December 31, 2013 and 2012, and the related statements of operations and shareholders’ equity for each the two fiscal years then ended (collectively, the “AMCO Financial Statements”) have been filed by AMCO with the Securities and Exchange Commission (“SEC”) and are available on the SEC’s website at www.sec.gov. The AMCO Financial Statements have been prepared in accordance with GAAP. AMCO has filed or furnished all forms, documents and reports required to be filed or furnished by it with the SEC since _____June 27, 2008_____ (the “AMCO SEC Documents”). As of their respective dates or, if amended, as of the date of such amendment, the AMCO SEC Documents complied in all material respects with the requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act of 2002, as the case may be, and the applicable rules and regulations promulgated thereunder, and none of the AMCO SEC Documents contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. As of the date of this Agreement, there are no outstanding or unresolved comments in comment letters received by AMCO from the SEC or its staff. There has been no material correspondence between the SEC and AMCO since ______ June 27, 2008_______ that is not available on the SEC’s Electronic Data Gathering and Retrieval database. Except (a) as reflected or reserved against in AMCO’s most recent unaudited balance sheets (or stated in the notes thereto) at ______September 30, 2013______ included in the AMCO SEC Documents and (b) for liabilities and obligations incurred since ____June 27, 2008____ in the ordinary course of business consistent with past practice (the “AMCO Liabilities”), and AMCO does not have any liabilities or obligations of any nature, whether or not accrued, absolute, contingent or otherwise, that would be required by GAAP to be reflected on a balance sheet of AMCO (or in the notes thereto).

4.5           No Material Adverse Changes. Since the date of the AMCO Financial Statements, there has been no material adverse change in the assets, operations, financial condition or prospects of AMCO, taken as a whole.

4.6           Compliance with Laws. AMCO has complied with all federal, state, county and local laws, ordinances, regulations, inspections, orders, judgments, injunctions, awards or decrees applicable to it or its business which, if not complied with, would materially and adversely affect the business or financial condition of AMCO.

4.7           Litigation. There is no action, suit or proceeding pending or threatened, or any investigation, at law or in equity, before any arbitrator, court or other governmental authority, pending or threatened, nor any judgment, decree, injunction, award or order outstanding, against or in any manner involving AMCO or any of AMCO's properties or rights which (a) could reasonably be expected to have a material adverse effect on AMCO taken as a whole, or (b) could reasonably be expected to materially and adversely affect consummation of any of the transactions contemplated by this Agreement.

4.8           Capitalization. The authorized capital stock of AMCO consists of (i) 74,000,000 shares of common stock, of which there are presently issued and outstanding the number of shares of common stock set forth on Schedule 4.8.. AMCO has not granted, issued or agreed to grant, issue or make available any warrants, options, subscription rights or any other commitments of any character relating to the unissued shares of capital stock of AMCO except as set forth in the AMCO SEC Documents. All of the issued and outstanding capital stock of AMCO has been duly authorized and validly issued, fully paid and non-assessable, and was issued in compliance with applicable securities laws.

4.9           Taxes. All required tax returns or federal, state, county, municipal, local, foreign and other taxes and assessments have been properly prepared and filed by AMCO for all years for which such returns are due unless an extension for filing any such return has been properly prepared and filed. Any and all federal, state, county, municipal, local, foreign and other taxes, assessments, including any and all interest, penalties and additions imposed with respect to such amounts have been paid or provided for. AMCO has no outstanding tax liabilities and has not received notice of any tax inquiry or audit against it.

4.10         Full Disclosure. No representation or warranty by AMCO in this Agreement or in any document or schedule to be delivered by them pursuant hereto, and no written statement, certificate or instrument furnished or to be furnished to AMCO pursuant hereto or in connection with the negotiation, execution or performance of this Agreement contains, or will contain, any untrue statement of a material fact or omits, or will omit, to state any fact necessary to make any statement herein or therein not materially misleading or necessary to a complete and correct presentation of all material aspects of the businesses of AMCO.

4.11         Brokers or Finders. No broker's or finder's fee will be payable by AMCO in connection with the transaction contemplated by this Agreement, nor will any such fee be incurred as a result of any actions by AMCO.

SECTION 5. COVENANTS

5.1           Examinations and Investigations. Prior to the Closing Date, the parties acknowledge that they have been entitled, through their employees and representatives, to make such investigation and verification of the assets, properties, business and operations, books, records and financial condition of the other, including communications with suppliers, vendors and customers, as they each may reasonably require. No investigation by a party hereto shall, however, diminish or waiver in any way any of the representations, warranties, covenants or agreements of the other party under this Agreement. Consummation of this Agreement shall be subject to the fulfillment of due diligence procedures to the reasonable satisfaction of each of the parties hereto and their respective counsel.

5.2           Expenses. Each party hereto agrees to pay its own costs and expenses incurred in negotiating this Agreement and consummating the transactions described herein.

5.3           Further Assurances. The parties shall execute such documents and other papers and take such further action as may be reasonably required or desirable to carry out the provisions hereof and the transactions contemplated hereby. Each such party shall use its best efforts to fulfill or obtain in the fulfillment of the conditions to the Closing, including, without limitation, the execution and delivery of any documents or other papers, the execution and delivery of which are necessary or appropriate to the Closing.

5.4           Confidentiality. In the event the transactions contemplated by this Agreement are not consummated, each of the parties hereto agree to keep confidential any information disclosed to each other in connection therewith; provided, however, such obligation shall not apply to information which:

(a)         at the time of disclosure was public knowledge;

(b)         after the time of disclosure becomes public knowledge (except due to the action of the receiving party); or

(c)          the receiving party had within its possession at the time of disclosure.

5.5           Stock Certificates and Consideration. At the Closing, the Shareholders shall have delivered the certificates representing the Draco Resources Shares duly endorsed (or with executed stock powers) so as to make AMCO the sole owner thereof. At such Closing, AMCO shall issue to the Shareholders the AMCO Shares as provided herein.

5.6           No Change to Capitalization. From the date hereof and continuing to the Closing Date, neither AMCO nor Draco Resources shall issue any shares of capital stock or any securities convertible into capital stock, or enter into any agreement to do so.

SECTION 6. THE CLOSING

The Closing shall take at a time and place mutually agreed upon by AMCO, Draco Resources and the Shareholders following satisfaction or waiver of all conditions precedent to Closing (the “Closing”). At the Closing, the parties shall provide each other with such documents as may be necessary or appropriate and customary in transactions of this sort in order to consummate the transactions contemplated hereby, including evidence of due authorization of the Agreement and the transactions contemplated hereby. AMCO will seek its shareholder approval for such exchange by this Agreement.

SECTION 7. CONDITIONS PRECEDENT TO CLOSING

7.1           Conditions Precedent to the Obligation of AMCO to Issue the AMCO Shares. The obligation of AMCO to issue the AMCO Shares to the Shareholders and to otherwise consummate the transactions contemplated hereby is subject to the satisfaction, at or before the Closing, of each of the conditions set forth below. These conditions are for AMCO's sole benefit and may be waived by AMCO at any time in its sole discretion.

(a)         The representations and warranties of Draco Resources and the Shareholders will be true and correct in all material respects as of the date when made and as of the Closing Date, as though made at that time;

(b)         Draco Resources and the Shareholders shall have performed all agreements and satisfied all conditions required to be performed or satisfied by them at or prior to the Closing;

(c)         No statute, rule, regulation, executive order, decree, ruling or injunction shall have been enacted, entered, promulgated or endorsed by any court or governmental authority of competent jurisdiction which prohibits the consummation of any of the transactions contemplated by this Agreement;

(d)         There shall have been no adverse effect on the business, operations, properties, prospects or financial condition of Draco Resources that is material and adverse to Draco Resources, taken as a whole;

(e)         The Shareholders shall have delivered to AMCO the certificate(s) representing the Draco Resources Shares, duly endorsed for transfer (or with executed stock power(s);

(f)         The Shareholders shall have delivered the books and records of Draco Resources to AMCO; and

(g)         Draco Resources and the Shareholders shall have delivered to AMCO such other documents relating to the transactions contemplated by this Agreement as AMCO may reasonably request.

7.2           Conditions Precedent to the Obligation of the Shareholders to Exchange Its Draco Resources Shares. The obligation of the Shareholders to exchange its Draco Resources Shares for the AMCO Shares and to otherwise consummate the transactions contemplated hereby is subject to the satisfaction, at or before the Closing, of each of the conditions set forth below. These conditions are for the Shareholders’ sole benefit and may be waived by the Shareholders at any time in its sole discretion.

(a)         The representations and warranties of AMCO will be true and correct in all material respects as of the date when made and as of the Closing Date, as though made at that time;

(b)         AMCO shall have performed all agreements and satisfied all conditions required to be performed or satisfied by it at or prior to the Closing;

(c)         AMCO shall revise its by-laws as may be required and appoint as directors four persons designated by the Shareholders;

(d)         No statute, rule, regulation, executive order, decree, ruling or injunction shall have been enacted, entered, promulgated or endorsed by any court or governmental authority of competent jurisdiction which prohibits the consummation of any of the transactions contemplated by this Agreement;

(e)         There shall have been no adverse effect on the business, operations, properties, prospects or financial condition of AMCO that is material and adverse to AMCO, taken as a whole. AMCO shall have timely filed its Annual Report on Form 10-K for the year ended December 31, 2013 with the SEC, which such report shall have been prepared in conformity with the rules and regulations of the SEC and shall contain the unqualified audit report of AMCO’s independent registered public accounting firm on its financial statements contained therein;

(f)         AMCO shall have filed an amendment to its Articles of Incorporation in the form attached hereto as Exhibit A designating the Common Shares;

(g)         AMCO’s common stock shall be quoted on the New York Stock Exchange;

(h)         AMCO shall have delivered the AMCO Shares to the Shareholders;

(i)          AMCO shall have delivered to the Shareholders such other documents relating to the transactions contemplated by this Agreement as the Shareholders may reasonably request.

SECTION 8. SURVIVAL OF REPRESENTATIONS AND WARRANTIES OF AMCO

Notwithstanding any right of the Shareholders fully to investigate the affairs of AMCO, the Shareholders shall have the right to rely fully upon the representations, warranties, covenants and agreements of contained in this Agreement or in any document delivered by AMCO or any of its representatives, in connection with the transactions contemplated by this Agreement. All such representations, warranties, covenants and agreements shall survive the execution and delivery hereof and the Closing Date hereunder for 12 months following the Closing.

SECTION 9. SURVIVAL OF REPRESENTATIONS AND WARRANTIES OF THE SHAREHOLDERS

Notwithstanding any right of AMCO fully to investigate the affairs of Draco Resources, AMCO has the right to rely fully upon the representations, warranties, covenants and agreements of Draco Resources and the Shareholders contained in this Agreement or in any document delivered to AMCO by either entity or any of its respective representatives, in connection with the transactions contemplated by this Agreement. All such representations, warranties, covenants and agreements shall survive the execution and delivery hereof and the Closing Date hereunder for 12 months following the Closing.

SECTION 10. INDEMNIFICATION

10.1         Obligation of AMCO to Indemnify. Subject to the limitations on the survival of representations and warranties contained in Section 9, AMCO hereby agrees to indemnify, defend and hold harmless the Shareholders from and against any losses, liabilities, damages, deficiencies, costs or expenses (including interest, penalties and reasonable attorneys’ fees and disbursements) (a “Loss”) based upon, arising out of, or otherwise due to any inaccuracy in or any breach of any representation, warranty, covenant or agreement of AMCO contained in this Agreement or in any document or other writing delivered pursuant to this Agreement.

10.2         Obligation of the Shareholders to Indemnify. Subject to the limitations on the survival of representations and warranties contained in Section 8, the Shareholders agrees to indemnify, defend and hold harmless AMCO to the extent provided for herein from and against any Loss based upon, arising out of, or otherwise due to any inaccuracy in or any breach of any representation, warranty, covenant or agreement made by any of them and contained in this Agreement or in any document or other writing delivered pursuant to this Agreement.

SECTION 11. MISCELLANEOUS

11.1         Waivers. The waiver of a breach of this Agreement or the failure of any party hereto to exercise any right under this agreement shall in no event constitute waiver as to any future breach whether similar or dissimilar in nature or as to the exercise of any further right under this Agreement.

11.2         Amendment. This Agreement may be amended or modified only by an instrument of equal formality signed by the parties or the duly authorized representatives of the respective parties.

11.3         Binding Agreement; Assignment. This Agreement shall be binding upon the parties hereto and their respective heirs, legal representatives, successors and permitted assigns. This Agreement is not assignable except by operation of law.

11.4         Notices. Until otherwise specified in writing, the mailing addresses of both parties of this Agreement shall be as follows:

The Shareholders:	1065 E. Hillsdale Blvd., Suite 318
Foster City, CA 94406

Draco Resources:	1065 E. Hillsdale Blvd., Suite 315
Foster City, CA 94406

AMCO:	One waters park drive, Suite 98
San Mateo CA 94403

with a copy to:	AMCO’s registered agent as reflect in the public records of the Secretary of State of Nevada

Any notice or statement given under this Agreement shall be deemed to have been given if sent by certified mail, return receipt requested, overnight courier or personal delivery, to the other party(ies) at the addresses indicated above or at such other address or number as may be furnished in writing in accordance with this paragraph.

11.5         Governing Law; Venue. This Agreement shall be governed and construed in accordance with the laws of the State of California, without regard to the conflicts of law provisions thereof. Each party hereby irrevocably submits to the exclusive jurisdiction of the state and federal courts sitting in the County of ____San Mateo____, State of California, for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein, and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of any such court, that such suit, action or proceeding is brought in an inconvenient forum or that the venue of such suit, action or proceeding is improper. Each party hereby irrevocably waives personal service of process and consents to process being served in any such suit, action or proceeding by mailing a copy thereof to such party at the address for such notices to it under this agreement and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing contained herein shall be deemed to limit in any way any right to serve process in any manner permitted by law. If any provision of this agreement shall be invalid or unenforceable in any jurisdiction, such invalidity or unenforceability shall not affect the validity or enforceability of the remainder of this agreement in that jurisdiction or the validity or enforceability of any provision of this agreement in any other jurisdiction. EACH PARTY HERETO IRREVOCABLY WAIVES ANY RIGHT TO TRIAL BY JURY.

11.6         Publicity. No publicity release or announcement concerning this Agreement or the transactions contemplated hereby shall be issued by either party hereto at any time from the signing hereof without advance approval in writing of the form and substance thereof by the other party.

11.7         Entire Agreement. This Agreement (including the Exhibits and Schedules hereto) contains the entire agreement among the parties with respect to the purchase and issuance of the Draco Resources Shares and the AMCO Shares and related transactions, and supersede all prior agreements, written or oral, with respect thereto.

11.8         Headings. The headings in this Agreement are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.

11.9         Severability of Provisions. The invalidity or unenforceability of any term, phrase, clause, paragraph, restriction, covenant, agreement or other provision of this Agreement shall in no way affect the validity or enforcement of any other provision or any part thereof.

11.10       Counterparts; Facsimile. This Agreement may be executed in any number of counterparts, each of which, when so executed, shall constitute an original copy hereof, but all of which together shall consider but one and the same document. This Agreement may be executed and delivered by facsimile transmission and when so executed and delivered shall have the same effect as if the receiving party had received an original counterpart of this Agreement.

IN WITNESS WHEREOF, the parties have executed this Agreement on the date first above written.

ARMCO METALS HOLDINGS, INC.

By:
Kexuan Yao,
Chief Executive Officer

DRACO RESOURCES, INC.

By:
Songqiang Chen,
Chief Executive Officer

DRACO RESOURCES, INC. SHAREHOLDERS

Shareholder's Name	Ownership%
Songqiang Chen	39.6424% 5,054,400( AMCO shares)
Jian Fang	13.7255% 1,750,000( AMCO shares)
Changli Yan	12.5490% 1,600,000( AMCO shares)
Hongye Chen	11.7647% 1,500,000( AMCO shares)
Fajie Wang	11.7647% 1,500,000( AMCO shares)
Honglin Zhang	4.8941% 624,000( AMCO shares)
Tong Huang	4.4047% 561,600( AMCO shares)
Hongbing Lin	1.2549% 160,000( AMCO shares)
Total AMCO shares: 12,750,000

INDEX OF EXHIBITS AND SCHEDULES

Exhibit A	Articles of Amendment to the Articles of Incorporation of AMCO Corporation containing the designations, rights and preferences of the Common Stock

Schedule 3.7	Draco Resources Contracts

Schedule 3.11	Draco Resources Notes

Schedule 4.8	AMCO Corporation listing of the outstanding and issued common stock as of April 15, 2014